UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT
PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934

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ATLANTIS BUSINESS DEVELOPMENT CORPORATION

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ATLANTIS BUSINESS DEVELOPMENT CORPORATION

100 NE 80th Terrace

Miami, FL 33138

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

HELD ON AUGUST 2ND, 2005

Dear Shareholders:

A special meeting of Shareholders, was held at 9:00 a.m., August 2nd, 2005, at 100 NE 80th Terrace, Miami, Florida 33138 for the following purposes:

1. To approve a plan to spin-off 727 Communications Inc.. ("727"). The Board of Directors has determined that a complete spin-off of 727 is advisable and in the best interests of Atlantis and its stockholders. We are preparing to spin-off 727 because it will allow its management team to focus on its core business which is separate and distinctive from Atlantis's.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY

Only shareholders of record at the close of business on September 16, 2005 will be entitled to receive this Information Statement and notice of the Special meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

/s/ Christopher M. Dubeau

Christopher M Dubeau

Signed at: Miami, FL
Date: August 2nd, 2005

ATLANTIS BUSINESS DEVELOPMENT CORPORATION

100 NE 80th Terrace

Miami, FL 33138

INFORMATION STATEMENT

FOR THE SPECIAL MEETING OF SHAREHOLDERS

HELD ON AUGUST 2, 2005

INTRODUCTION

This Information Statement is being furnished to the shareholders of Atlantis Business Development Corporation, a Nevada corporation (the "Company"), to inform them of the special meeting of shareholders. This meeting (referred to herein as the "Special Meeting") was held on August 2nd, 2005 at 100 NE 80th Terrace, Miami, FL 33138, at 9:00 a.m. local time. Only shareholders of record at the close of business on September 16th, 2005 (the "Record Date") will be entitled to receive this Information Statement.

At the Special Meeting, holders of common stock were asked to approve a plan to spin-off 727 Inc. ("727"). The Board of Directors has determined that a complete spin-off of 727 is advisable and in the best interests of Atlantis and its stockholders. We are preparing to spin-off 727 because it will allow its management team to focus on its core business which is separate and distinctive from Atlantis's.

Principal Shareholders, who collectively represented 8,481,975 shares (or 54%) of the total 15,713,750 shares of common stock outstanding on September 16th, 2005, were present. All of the Principal Shareholders voted in favor of the proposal. Accordingly, no proxies will be solicited and no action is required on your behalf. The cost of printing and distributing this Information Statement and holding the Special Meeting will be paid by the company.

The Company's principal executive offices are located at 100 NE 80th Terrace, Miami, FL 33138

THIS DOCUMENT IS REQUIRED UNDER THE FEDERAL SECURITIES LAWS AND IS PROVIDED SOLELY FOR YOUR INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

INFORMATION REGARDING THE PLAN

QUESTIONS & ANSWERS

These Questions & Answers are intended to briefly summarize for you the information that was voted on and approved.

WHY WAS THE SPIN-OFF PROPOSED?

The Board of Directors believes that it would be in the best interest of Atlantis stockholders to approve the spin-off of 727. Accordingly, the Board of Directors has recommended spinning-off 727 and distributing the stock to Atlantis stockholders by way of a stock dividend. The reasons for the recommendation include, among other reasons, allowing 727 to pursue its own business on its own and allowing it's management to carry on independently of the parent company.

HOW WILL APPROVAL AFFECT ME?

The plan to spin-off of 727 will provide you a stock dividend of 1 share in 727 will be distributed to Atlantis stockholders for every 1 shares of Atlantis that are held.

IF 727 IS SPUN-OFF, WHAT WILL BE THE FEDERAL INCOME TAX

CONSEQUENCES FOR ME?

In connection with the spin-off of 727, 727 will make a distribution by way of a stock dividend to Atlantis stockholders. The dividend that you receive will be taxable as a capital gain to the extent that the distribution exceeds your basis in your shares, or capital loss to the extent your basis in your shares exceeds the distribution. The capital gain or loss (if any) that you realize in the distribution will be recognized by you in your taxable year in which the distribution is received. Any such capital gain or loss will be a long-term capital gain or loss if you have owned your shares for more than one year and will be a short-term capital gain or loss if you have owned your shares for one year or less. You are urged to consult your own tax advisor regarding the tax consequences to you, in your particular circumstances, of the receipt of the liquidating distribution.

HOW DO I CONTACT YOU?

If you have any questions, call Atlantis at 1-305-935-7222.

APPROVAL OF THE PLAN OF SPIN-OFF

REASONS FOR THE PROPOSAL

The Directors of Atlantis investigated what, if any, additional steps or alternative courses would best serve the interest of stockholders. Atlantis sought to determine whether mergers or transfers of assets would be possible, and if it would produce desirable results for stockholders. After reviewing current market conditions, the relatively size of 727 and the time required to effect a transaction, management of Atlantis believed that the expense of a merger with or transfers of assets to another company are greater than the benefits stockholders of Atlantis could expect to realize from such a transaction, even if a company with a comparable focus that would be willing to engage in such transaction could be identified.

At a meeting held on August 2nd, 2005, the Board considered various alternatives for 727, including (i) increasing the exposure through special marketing efforts, (ii) merging with another company with similar focus, and (iii) spinning-off of 727 . The Board believed that further marketing efforts would not be successful, the merger of 727 with a similar company was not considered a viable option.

The Board of Directors therefore concluded that it would be in the best interest of the stockholders of Atlantis to spin-off 727 promptly. Accordingly, at the August 2nd, 2004 meeting of the Board of Directors of the Company, the Directors approved the spin-off of 727.

SUMMARY OF PLAN OF SPIN-OFF

The majority Stockholders approved the Plan of Spin-Off (the "Plan"), which is summarized below:

1. Adoption of Plan. The effective date of the Plan (the "Effective Date") was the date on which the Plan is was approved by the Stockholders at the Special Meeting on August 2nd, 2005.

2. No Provisions for Liabilities. Atlantis shall not pay or discharge or set aside a reserve fund for, or otherwise provide for the payment or discharge of, any liabilities and obligations of 727, including, without limitation, any contingent liabilities.

3. Distribution to Stockholders. As soon as practicable after the Effective Date, 727 shall issue a stock dividend and distribute pro rata on the date of its spin-off to the Stockholders of record on the Effective Date in complete non-cancellation and non-redeemable common shares of 727.

Each Stockholder not holding stock certificates of Atlantis will receive through their broker their proportionate shares held at the DTC. Each Stockholder holding stock certificates of Atlantis will receive a stock certificate from 727 directly.

4. Articles of Amendment. Subject to Stockholder approval, following the completion of the spin-off of 727 and pursuant to the laws of Florida, the Company shall file Articles of Amendment (the "Articles") if needed.

5. Amendment or Abandonment of Plan. The Board may modify or amend this Plan at any time without Stockholder approval if it determines that such action would be advisable and in the best interests of Atlantis and the Stockholders. If any amendment or modification appears necessary and in the judgment of the Board will materially and adversely affect the interests of the Stockholders, such an amendment or modification will be submitted to the Stockholders for approval. In addition, the Board may abandon this Plan without Stockholder approval at any time prior to the spin-off of 727 if it determines that abandonment would be advisable and in the best interests of Atlantis and the Stockholders.

6. Powers of Board and Officers. The Board and the officers of the Company are authorized to approve such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and the officers of the Company deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete spin-off of 727 in accordance with the Code and State of Nevada.

7. Expenses. The expenses of carrying out the terms of this Plan shall be borne by Atlantis, whether or not the spin-off contemplated by this Plan is affected.

FEDERAL INCOME TAX CONSEQUENCES

The following summary provides general information with regard to the federal income tax consequences to stockholders on receipt of the stock dividend from 727 pursuant to the provisions of the Plan. However, the Company has not sought a ruling from the Internal Revenue Service (the "Service") with respect to the spin-off and subsequent stock dividend. The statements below are, therefore, not binding upon the Service, and there can be no assurance that the Service will concur with this summary or that the tax consequences to any stockholder upon receipt of the dividend will be as set forth below.

The information below is only a summary of some of the federal tax consequences generally affecting the Company and its individual U.S. stockholders resulting from the stock dividend of 727. This summary does not address the particular federal income tax consequences applicable to stockholders other than U.S. individuals nor does it address state or local tax consequences. The tax consequences discussed herein may affect stockholders differently depending on their particular tax situations unrelated to the stock dividend, and accordingly, this summary is not a substitute for careful tax planning on an individual basis. Stockholders are encouraged to consult their personal tax advisers concerning their particular tax situations and the impact thereon on receiving the stock dividend. The receipt of the stock dividend may result in tax consequences that are unanticipated by stockholders. This summary is based on the tax laws and regulations in effect on the date of this Proxy Statement, all of which are subject to change by legislative or administrative action, possibly with retroactive effect.

For federal income tax purposes, a stockholder's receipt of the stock dividend will be a taxable event and will be treated as a dividend.

If a stockholder has failed to furnish a correct taxpayer identification number or has failed to certify that he or she has provided a correct taxpayer identification number and that he or she is not subject to "backup withholding," the stockholder may be subject to a 30% backup withholding tax with respect to the dividend. An individual's taxpayer identification number is his or her social security number. The backup withholding tax is not an additional tax and may be credited against a taxpayer's federal income tax liability.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposal and to take the action which is not shared by all other holders of the Company's Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of the following:

COMMON STOCK

As of the Record Date, there were 200 million shares of common stock authorized with a stated value of $.001 per share, of which 15,713,750 shares were issued and outstanding, with 184,286,250 shares authorized but unissued. The holders of the Common Stock vote as a single class and are entitled to one vote per share on all matters to be voted on by the shareholders and have the right of cumulative voting in connection with the election of directors. The holders of Common Stock are entitled to receive pro rata dividends, when and as declared by the Board of Directors in its discretion, out of funds legally available therefore, but only if all dividends on the preferred stock have been paid in accordance with the terms of such preferred stock and there exists no deficiency in the sinking fund for the preferred stock.

Dividends on the Common Stock are declared by the Board of Directors. The payment of dividends on the Common Stock in the future, if any, will be subordinate to the preferred stock, must comply with the provisions of the Nevada Code and will be determined by the Board of Directors. In addition, the payment of such dividends will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 16th, 2005, the beneficial ownership of the Company's Common Stock (i) by any person or group known by the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) by each Director and executive officer and (iii) by all Directors and executive officers as a group. Unless otherwise indicated, the holders of the shares shown in the table have sole voting and investment power with respect to such shares. The address of all individuals for whom an address is not otherwise indicated is 100 NE 80th Terrace, Miami, Fl 33138

Name of Beneficial Owner	Nature of Affiliation	Shares of Common Stock Beneficially Owned (3)	Percentage of Shares of Common Stock Beneficially owned
Christopher Dubeau (1)	CEO, Chairman	8,406,975 (4)	54%
Gerald Jacoby	Treasurer, Director	75,000	Less than 1%
Ralph Nerette	Director	0	Less than 1%
Moshin Shah	Director	0	Less than 1%
Officers, Directors and Affiliates as a group	(Group of 3)	8,481,975	54%

(1) The address of these affiliates is 100 NE 80th Terrace, Miami, FL 33138

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following tables set forth the compensation received by the Company's Chief Executive Officer for services rendered during the last fiscal year ended Dec 31, 2004.

Individual	Capacity in which served	Annual Compensation
		Fiscal Year	Salary	Bonus	Other
Tim DeHerrera***	President Secretary	Dec 31, 2004 Dec. 31, 2004	None	None	None
Brian Zucker*	President	Dec. 31, 2004	$38,250	None	None
John Figliolini**	President	Dec. 31, 2004	$48,875	None	None
Chris Dubeau	CEO	Dec. 31, 2004	None	None	None

* Mr. Zucker resigned as an officer and Director of the Company on October 26, 2004.

** Mr. Figliolini resigned as an officer and Director of the Company on October 5, 2004
*** Mr. Deherra resigned as an officer and Director of the company on June 6th, 2005

Stock option plan. The Company's Incentive Option Plan (the "Plan") was adopted by the Company's Board of Directors and approved by the stockholders in April 2004. A total of 1,000,000 shares of Common Stock were reserved for issuance under the Plan. The Plan provides for the granting to certain employees of stock options, stock appreciation rights and supplemental bonuses. The Plan permits the grant of both "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), and non-statutory options, which do not meet the requirements of Section 422. The Company has issued stock options in the amount of 500,000 shares to employees of the Company and all have been exercised. A total of 500,000 shares remain available.

BOARD OF DIRECTORS - COMMITTEES

2004 Committee Meetings

During the fiscal year ended December 31, 2004, the Board of Directors met approximately six (6) times. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served.

Audit Committee

The Board of Directors does not have a standing Audit Committee.

The Company's common stock trades on the OTC Bulletin Board under the symbol ATDV. Thus, Atlantis is not subject to NASDAQ audit committee requirements.

The Company's Articles of Incorporation do not set forth separate functions of the Audit Committee.

AVAILABLE INFORMATION

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at (800) SEC-0330 for further information. Copies of such materials may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Any shareholder may also receive a copy of any report by contacting the Company by mail at 100 NE 80th Terrace, Miami, FL 33138, or by telephone at (305) 937-7776. The Company will provide the documents incorporated by reference without charge upon such written or oral request.

DATED: September 19th, 2005

The foregoing Notice and Information Statement are sent by Order of the Board of Directors

/s/ Christopher Dubeau

Chairman of the Board